Exhibit 99.1

                      IMMUNOMEDICS ANNOUNCES SECOND QUARTER
                               FISCAL 2006 RESULTS

Morris Plains, NJ, February 14, 2006 - Immunomedics, Inc. (Nasdaq: IMMU), a biopharmaceutical company focused on developing monoclonal antibodies, today reported revenues of $0.5 million and a net loss of $8.8 million, or $0.16 per share, for the second quarter of fiscal year 2006, which ended December 31, 2005. This compares to revenues of $1.0 million and a net loss of $6.4 million, or $0.12 per share, for the same period last year. For the first half of the 2006 fiscal year, the Company reported revenues of $0.9 million and a net loss of $17.4 million, or $0.32 per share. This compares to revenue of $2.1 million and a net loss of $10.6 million, or $0.20 per share, for the same period last year. The increase in net loss for the three-month period was primarily due to increased interest expense from the Company's outstanding 5% senior convertible notes issued in April 2005, and reduced sales revenue from diagnostic imaging products. The increased interest expense includes the amortization of the debt issuance costs and debt discounts, and a $1.0 million charge resulting from the change in the market value of the derivative interest liability associated with the make-whole interest provision relating to the 5% senior convertible notes. The increase in the net loss for the six-month period was due to these factors as well as higher levels of R&D spending, primarily to support the Phase III trials evaluating epratuzumab in patients with lupus. Additionally, the 2004 results included a net litigation settlement gain of $1.2 million.

During this second quarter, the Company received $0.5 million in tax benefits through the New Jersey Technology Tax Certificate Transfer Program. At December 31, 2005, the Company had $14.6 million in cash and marketable securities, in addition to $3.2 million of restricted securities that collateralize the New Jersey Economic Development Authority financing completed in May 2003 for the construction of the Company's expanded manufacturing facilities.

"The implementation of our cost savings program during this quarter has allowed us to maintain our operating loss at a level similar to that of the same period last year. To further conserve capital for our research and development programs, we have deferred certain executive's salaries, the executive bonus program and continue to evaluate the deferral of non-essential expenditures. At the same time we are working diligently on establishing a global corporate partner for the further clinical development and commercialization of epratuzumab," commented Gerard G. Gorman, Vice President, Finance, and Chief Financial Officer.

As reported previously during the second quarter of fiscal year 2006, other developments of note were as follows:

o The Company provided details of the ALLEVIATE trial designs, testing epratuzumab in patients with lupus, at the Lazard Capital Markets Annual Life Sciences Conference.

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o     The Company presented updated clinical results for epratuzumab in
      Sjogren's syndrome at the 2005 annual scientific meeting of American College of Rheumatology/Association of Rheumatology Health Professionals.

o At the 47th Annual Meeting of American Society of Hematology, the Company reported preclinical results on a new therapeutic, advances in lymphoma therapy with a humanized anti-CD20 antibody, and results with the combination of epratuzumab and rituximab in patients with lymphoma.

o The Company presented at the Rodman & Renshaw Techvest 7th Annual Healthcare Conference during which a corporate overview was provided.

o The Company published an article on a new diagnostic assay for pancreatic cancer in the Journal of Clinical Oncology.

ABOUT IMMUNOMEDICS

Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two pivotal Phase III trials for the treatment of patients with moderate and severe lupus (ALLEVIATE A and B). At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. We believe that our portfolio of intellectual property, which includes approximately 90 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. Visit our web site at http://www.immunomedics.com.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

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FOR MORE INFORMATION:
Dr. Chau Cheng
Associate Director, Investor Relations & Business Analysis
(973) 605-8200, extension 123
ccheng@immunomedics.com

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                               IMMUNOMEDICS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                  DECEMBER 31,       June 30,
                                                     2005              2005
                                                 -------------    -------------
ASSETS
CURRENT ASSETS:
     Cash and cash equivalents ...............   $  12,146,262    $  11,937,483
     Marketable securities ...................       2,416,999        3,547,507
     Accounts receivable .....................         184,444          409,458
     Inventory ...............................         737,298          493,603
     Other current assets ....................       1,154,508          785,677
     Restricted securities ...................       1,275,200       15,575,200
                                                 -------------    -------------
                                                    17,914,711       32,748,928
Property and equipment, net ..................       9,383,181       10,152,115

Restricted securities ........................       1,912,800        2,550,400
Other long-term assets .......................       2,006,956        2,471,706
                                                 -------------    -------------
                                                 $  31,217,648    $  47,923,149
                                                 =============    =============

LIABILITIES AND STOCKHOLDERS' DEFICIT
     Current liabilities .....................   $  10,089,517    $   9,422,923
     Long-term debt ..........................      35,175,562       36,743,233
     Other Liabilities .......................               -        2,748,240
     Minority interest .......................         221,304          272,160
     Stockholders' deficit ...................     (14,268,735)      (1,263,407)
                                                 -------------    -------------
                                                 $  31,217,648    $  47,923,149
                                                 =============    =============

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Three Months Ended                  Six Months Ended
                                                  December 31,                      December 31,
                                         ------------------------------    ------------------------------
                                             2005             2004             2005             2004
                                         -------------    -------------    -------------    -------------
REVENUES:
       Product sales .................   $     262,651          796,092          542,725        1,858,785
       License fee and other revenues           65,604          136,015          163,681          188,929
       Research & development ........         134,285           67,143          179,047           67,143
                                         -------------    -------------    -------------    -------------
Revenues .............................   $     462,540          999,250          885,453        2,114,857
Costs and Expenses ...................       7,430,465        7,852,470       15,329,328       14,282,273
                                         -------------    -------------    -------------    -------------
Operating Loss .......................      (6,967,925)      (6,853,220)     (14,443,875)     (12,167,416)
Interest and Other Income (Expense) ..      (2,367,131)         (84,646)      (3,434,509)       1,110,978
                                         -------------    -------------    -------------    -------------
Net Loss before Income Tax Expense ...      (9,335,056)      (6,937,866)     (17,878,384)     (11,056,438)
Income Tax Benefit ...................         514,350          581,445          514,350          451,357
                                         -------------    -------------    -------------    -------------
Net Loss .............................   $  (8,820,706)   $  (6,356,421)   $ (17,364,034)   $ (10,605,081)
                                         =============    =============    =============    =============
Net Loss per Common Share,
    Basic and Diluted ................   $       (0.16)           (0.12)           (0.32)           (0.20)
                                         =============    =============    =============    =============
Weighted average number of common
    shares outstanding ...............      54,098,072       54,073,059       54,085,566       53,300,955
                                         =============    =============    =============    =============